Exhibit 5.1

555 Capitol Mall, Suite 1500 Sacramento, CA 95814 Phone | 916.321.4444 Fax | 916.558.6210 www.boutininc.com
August 10, 2010
Molina Healthcare, Inc.
200 Oceangate, Suite 100
Long Beach, California 90802
Ladies and Gentlemen:
This opinion is furnished to you in connection with a prospectus supplement dated August 10, 2010 (the “Prospectus Supplement”), to a Registration Statement on Form S-3, Registration No. 333-155995 (the “Registration Statement”), filed by Molina Healthcare, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the sale of an aggregate of up to 4,600,000 shares (the “Shares”) of its common stock, $0.001 par value per share (the “Common Stock”), including 600,000 Shares pursuant to an underwriters’ over-allotment option (the “Over-Allotment Option”), consisting of:
(a)	4,350,000 Shares (the “Company Shares”) to be sold by the Company, including 350,000 Shares pursuant to the Over-Allotment Option; and

(b)	250,000 Shares (the “Selling Stockholder Shares”) to be sold by the Molina Siblings Trust (the “Selling Stockholder”) pursuant to the Over-Allotment Option.
The Shares are to be sold by the Company and the Selling Stockholder pursuant to an underwriting agreement dated August 10, 2010 (the “Underwriting Agreement”) among the Company, the Selling Stockholder and the several underwriters named on Schedule A thereto for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and J. P. Morgan Securities Inc. are acting as representatives. The Underwriting Agreement will be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference into the Registration Statement.
In connection with this opinion, we have examined the Company’s Certificate of Incorporation and Amended and Restated Bylaws, both as amended and currently in effect; the minutes of all pertinent meetings of stockholders and directors of the Company relating to the Registration Statement, the Prospectus Supplement, the Underwriting Agreement and the transactions
BOUTIN GIBSON DI GIUSTO HODELL INC.

Molina Healthcare, Inc.
August 10, 2010

contemplated thereby; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; the Registration Statement and the exhibits thereto; the Prospectus Supplement; and the Underwriting Agreement. In our communication, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.
Our opinion in clause (b) below, insofar as it relates to the Outstanding Selling Stockholder Shares being fully paid, is based solely on a certificate of the Chief Accounting Officer of the Company confirming the Company’s receipt of the consideration called for by the applicable resolutions authorizing the issuance of such Selling Stockholder Shares.
Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that (a) the Company Shares, when issued and delivered by the Company against payment therefor as contemplated by the Underwriting Agreement, will be duly and validly issued, fully paid and non-assessable and (b) the Selling Stockholder Shares have been duly and validly issued and are fully paid and non-assessable.
Our opinion is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the laws) and the federal laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed for purposes of this opinion that the laws of such jurisdiction are identical to the state laws of the State of Delaware.
Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K and the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of this firm’s name therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we
BOUTIN GIBSON DI GIUSTO HODELL INC.

Molina Healthcare, Inc.
August 10, 2010

do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ BOUTIN GIBSON DI GIUSTO HODELL INC.

BOUTIN GIBSON DI GIUSTO HODELL INC.